VIDEO/MULTIMEDIA PRODUCTION CONTRACT

THIS AGREEMENT is made this 1st day of November, 2008 by and between Writers’ Group Film Corp. (“Producer”) and Car Search, Inc. (“Client”).

Recitals

WITNESSETH

WHEREAS, Writers’ Group is an entertainment and commercial production company; and

WHEREAS, Car Search is a used car dealership requiring commercial and industrial video products; and

WHEREAS, the purpose of this document is to establish a contract between Writers’ Group Film Corp., hereinafter referred to as Producer, and Car Search, Inc., hereinafter referred to as Client, for the production of the video products delineated in Paragraph 1, hereinafter referred to as the Project;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, Client and Producer hereby agree as follows:

Terms & Agreements

1. Description of the Project (“Specifications”).

Producer agrees to develop the Project, which shall consist of two products, as follows:

A.	One 35-second commercial for Car Search, Inc., advertising Car Search and its principal service of selling used cars to the general public.
a.	Commercial is to be shot on videotape and may be rendered by videotape or digital media, and delivered in DVD or other digital media, as required by Client.
b.	Content and other characteristics of the commercial are to be prepared in accordance with Paragraphs 3-5 of this Agreement.

www.writersgroupfilmcorp.com   *   info@writersgroupfilmcorp.com

B.
One 5-15 minute instructional training video (considered an “industrial video” for entertainment industry classification purposes) for Car Search, covering the marketing and selling of used cars. The purpose of the video is educational and primarily for the use of Car Search’s employees, contractors and agents.

a.	Instructional video is to be shot on videotape and may be rendered by videotape or digital media, and delivered in DVD or other digital media, as required by Client.
b.	Content and other characteristics of the instructional video are to be prepared in accordance with Paragraphs 3-5 of this Agreement.

2. Responsibility for Original Material.

Materials provided to Producer for use in fulfilling the Project (“the Materials”) may include, but are not limited to: still photographs, film, slides, 8-mm & 16-mm film, videotapes, audio, artwork, motion graphics, 3D animation, digital media or other source materials required for inclusion in the Project. Producer is not responsible for lost or damaged materials and any compensation due Client shall extend only to the cost of replacing the Materials in their raw or stock format. Services provided to Client under this Agreement may include the use of sub-contractors and third-party services. Client agrees to indemnify and hold Producer harmless from any and all claims for any loss, damage or delay to the Materials or Project while in transit or in the possession of third-party sub-contractors and agrees that damages shall be limited to replacement or replacement cost of the raw original material and media provided to Producer.

3. Content: General Provisions.

Project shall be in color, with embedded sound, in the English language. Any DVD presented to Client representing the final Project shall be encoded Region 0, 1 or ALL, and playable on all U.S. DVD players.

4. Content: Schedule and Approvals.

4.1
Client shall provide to Producer a list of data and other special instructions related to content for the Project. The Producer shall incorporate this list into the Project as finally presented to lient.

4.2
Producer shall then provide Client a written script for the Project in a format standard to the production industry prior to the start of production. Client shall have the right to approve said script or estimate for production or stipulate changes thereto in order to make said script or estimate suitable for approval for Client. Said approval shall be in writing with a signature block for Client. Any changes made by Client to the script or project after entering into contract may alter the final billing.

4.3
Producer shall, subsequent to script or estimate approval, exercise sole discretion in the hiring and firing of cast, crew and other production staff. Producer is solely responsible for the standards of production for the specified budget.

4.4	Producer ensures to provide a finished version of the Project to the Client within a reasonable time frame at the Client’s business address listed in Paragraph 10.

5. Content: Sensibilities.

Client understands that Producer, within the parameters set by Paragraphs 3 and 4 of this Agreement, will be utilizing its own judgement as to tone and other aspects of sensibility in producing the Project, and further understands that Producer’s vision for the Project is to utilize its comedic and parodic sensibilities in producing the Project.

6. Compensation and Budget.

The grand total of the production budget for Project approved by Client is US$8,425.00, payable in advance of any work done. This includes any and all remuneration, fees and other consideration to Producer from Client.

7. Delivery of Project.

Producer will use all reasonable efforts in the development of the Project and endeavor to complete and deliver to Client the completed Project no later than February 15, 2009 by an approved party, provided that payment and all requested materials and instructions have been received by Producer from Client. Any delay in the completion of the Project due to actions or negligence of Client, transportation delays, illness, or circumstances outside the control of Producer shall alter the delivery date. Producer will make reasonable effort to notify Client of any delays to the estimated delivery date as soon as possible.

8. Other Agreements.

There are no other agreements or codicils (supplements, appendices, etc.) relative to this PROJECT between either of the parties hereto either verbally or in writing and this document constitutes the entirety of the contract.

9. Ownership; Other Uses of Project by Producer.

Client shall be owner of Project upon completion; however, Client hereby grants Producer the right to use all footage from development of Project, including, but not limited to, final product submitted to Client, edited or not edited in any way Producer sees fit (“Footage”), as its own marketing tool to demonstrate its ability as a producer of commercial and entertainment products, and in this wise may use Footage in any non-remunerative way it wishes, including, but not limited to, uploading of Footage onto video-uploading websites such as YouTube, FunnyorDie.com and Veoh, under its own name and production company logo and other marks of producership.

10. Notice.

Any notice, demand, request, consent, approval or communication that either party desires or is required to give to the other party shall be in writing and either served personally or sent by prepaid, first class mail. Any such notice, demand, etc. shall be addressed to the other party at the address set forth herein below. Either party may change its address by notifying the other party of the change of address. Notice shall be deemed communicated within two business days from the time of mailing if mailed within the State of California as provided in this Section.

If to Producer:

1752 East Avenue J  #266
Lancaster, CA  93535

If to Client:

4622 Eagle Rock Blvd.
Los Angeles, CA  90041

I have read, understand and agree with every provision of this contract and by my signature, hereby certify that I accept and agree to abide by them and that I am competent and legally qualified to enter in to such a contract.

Executed on this day of November 1, 2008 in the City of Los Angeles, located in Los Angeles County by:

Producer: Writers’ Group Film Corp.

_____________________________
By: Tal L. Kapelner, President
Client: Car Search, Inc.

/s/ Sandor Bogdan
_____________________________
By: Sandor Bogdan, Secretary